Exhibit 4.3

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Registration Rights Agreement (the “Agreement”), dated as of November 30, 2012, is by and between (1) Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), and (2) Wearnes Technology (Private) Limited, a corporation organized under the laws of Singapore, United Wearnes Technology Pte Ltd, a corporation organized under the laws of Singapore, and WBL Corporation Limited, a corporation organized under the laws of Singapore (collectively the “Investors” and each, an “Investor”). This Amendment is effective as of February 4, 2014. The Company and the Investors are hereinafter referred to collectively as the “Parties.”

Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the Parties would like to amend the Agreement by amending Section 2(d).

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1)	Amendment. Section 2(d) of the Agreement is deleted in its entirety and replaced by the following:

“(d) Initial Sale(s) and Termination of Agreement. The Investors agree to offer and sell no less than four (4) million Registrable Securities to a third party who is not a member of the WBL Group in a transaction effected off the Resale Shelf Registration Statement, unless waived by the Company and the Investors. If the Investors fail to sell such amount of Registrable Securities no later than twenty four (24) months following the date of effectiveness of the Resale Shelf Registration Statement, this Agreement shall terminate and be of no further force or effect; provided, that the provisions of Section 6, Section 7(a), Section 13(f), Section 13(g) and Section 13(l) shall survive any such termination, provided, further, that any delays which affect the sale of the Registrable Securities pursuant to the Resale Shelf Registration Statement will not count as part of the twenty four (24)-month period referred to in this Section if caused by the circumstances described in the following clauses:

(i) the occurrence of a Resale Shelf Registration Suspension Period;

(ii) the 10b5-1 Plan Period;

(iii) the interference with the registration or offering pursuant to the Resale Shelf Registration Statement, by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court; or

(iv) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration not being satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a selling Holder.

In the event of any delay caused by circumstances described in Section 2(d)(i), Section 2(d)(ii), Section 2(d)(iii) or Section 2(d)(iv) above, the twenty four (24)-month period shall restart upon the date of a notice provided by the Company that confirms that the circumstances causing the delays described in

Section 2(d)(i), Section 2(d)(ii), Section 2(d)(iii) or Section 2(d)(iv) are no longer extant and that the sale of the Registrable Securities may proceed. For the avoidance of doubt, the twenty four (24)-month period may restart any number of times so long as any delays are caused by the circumstances described in Section 2(d)(i), Section 2(d)(ii), Section 2(d)(iii) or Section 2(d)(iv).”

2)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

3)	Entire Agreement. This Amendment, together with the Agreement and the Confidentiality Agreement, are intended by the Parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Amendment, the Agreement and the Confidentiality Agreement supersede all prior agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first above written.

MULTI -FINELINE ELECTRONIX, INC.		UNITED WEARNES TECHNOLOGY PTE LTD

By:	/s/ Reza A. Meshgin	By:	/s/ Tan Chee Keong Roy

Name:	Reza A. Meshgin	Name:	Tan Chee Keong Roy

Title:	President & CEO	Title:	Director

WEARNES TECHNOLOGY (PRIVATE) LIMITED		WBL CORPORATION LIMITED

By:	/s/ Ng Chee Kwoon	By:	/s/ Norman Ip

Name:	Ng Chee Kwoon	Name:	Norman Ip

Title:	Director	Title:	Chairman

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